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                                                           Exhibit 12(a)(1)(xvi)

COACH, INC.
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PROSPECTUS

OFFER TO EXCHANGE SHARES OF COMMON STOCK IN SARA LEE CORPORATION FOR SHARES OF COMMON STOCK IN COACH, INC.

INFORMATION AGENT FOR THE EXCHANGE OFFER:
MORROW & CO., INC.

DEALER MANAGER FOR THE EXCHANGE OFFER:
GOLDMAN, SACHS & CO.

                           AVAILABLE ONLY TO SARA LEE
                           STOCKHOLDERS IN AUSTRALIA
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                             IMPORTANT INFORMATION

This Prospectus is dated March 8, 2001 and was lodged with the Australian Securities and Investments Commission on March 8, 2001. No securities will be sold on the basis of this Prospectus later than 12 months after that date. The Australian Securities and Investments Commission takes no responsibility for the content of this Prospectus.

This Prospectus consists of two parts:

PART 1 - an offering circular-prospectus which is part of a registration statement that has been filed with the Securities and Exchange Commission of the United States of America (SEC).

PART 2 - information relevant to Australian residents only and information required to be contained in any offer for sale of securities made in Australia.

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                     PART 1 - OFFERING CIRCULAR-PROSPECTUS

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                 PART 2 - INFORMATION FOR AUSTRALIAN RESIDENTS

CERTAIN AUSTRALIAN INCOME TAX CONSEQUENCES

OVERVIEW ONLY

This following is a summary of the material Australian taxation consequences for Australian resident Sara Lee stockholders (AUSTRALIAN RESIDENT STOCKHOLDERS) of the exchange offer. This summary does not discuss all tax considerations that may be relevant to Australian resident stockholders in light of their particular circumstances and, in particular, the comments do not apply to stockholders carrying on a business of investing or trading in shares or who are also residents of the United States, nor to stockholders that are superannuation funds or trusts. It is recommended that all Australian resident stockholders consult their tax advisers as to the particular Australian tax consequences to them of the exchange offer.

This summary is based upon the Australian tax legislation current as of January 31, 2001.

EXCHANGE OFFER

Basically, the provisions of the capital gains tax legislation will apply as a result of the acceptance of the exchange offer by Australian resident stockholders, whether they are individuals or companies (unless the shares of Sara Lee common stock are pre-CGT assets, which will usually, but not always, be the case for shares acquired before September 20, 1985).

Where the market value of the shares of Coach common stock acquired (worked out as at the time the shares are exchanged) plus any cash payment received in lieu of a fractional interest in a share of Coach common stock exceeds the cost base of the shares of Sara Lee common stock (where those shares are post-CGT assets), the excess will be subject to capital gains tax. The cost base is basically the acquisition cost of the shares of Sara Lee common stock, increased by an indexation adjustment (although this indexation has been frozen at September 30, 1999).

However, the calculation of the capital gains tax liability for individuals depends upon whether the individual chooses to apply the discount capital gains regime. A number of conditions must be satisfied before an individual can choose to apply this regime, including that the shares of Sara Lee common stock have been owned by the individual for at least 12 months. If the individual chooses to apply this regime, only 50% of the capital gain (without any indexation of the cost base) will be subject to capital gains tax.

Where the market value of the shares of Coach common stock plus any cash payment received in lieu of a fractional interest in a share of Coach common stock is less than the cost base of the shares of Sara Lee common stock, a capital loss may be realised (when calculating a capital loss, no indexation adjustment to the cost base is permitted). Any capital loss can only be offset against capital gains and cannot be used to reduce other forms of assessable income.

The capital gains tax provisions apply despite the fact that no money may be received by the Australian resident stockholders as a result of the exchange offer. There are no relevant exemptions or capital gains tax rollover relief provisions applicable to the exchange offer that are available to Australian resident stockholders. If Australian resident stockholders do not surrender all of their shares of Sara Lee common stock, the capital gains tax consequences described above will apply to those shares that are exchanged (there will be no capital gains tax consequences in respect of those shares that are not exchanged).

Future capital gains tax consequences may be relevant upon any subsequent disposal of the shares of Coach common stock because those shares will be post-CGT assets. The cost base of the shares of Coach common stock will be equal to the market value of the shares of Sara Lee common stock (worked out as at the time the shares are exchanged) or if a cash payment was received in lieu of a fractional interest in a share of Coach common stock, the market value of the

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shares of Sara Lee common stock reasonably attributable to the shares of Coach common stock (which will generally be the market value of the shares of Sara Lee common stock exchanged minus the amount of the cash payment).

Where the shares of Sara Lee common stock are pre-CGT assets, no capital gains tax consequences will apply as a result of the exchange offer. However, the shares of Coach common stock will become post-CGT assets and capital gains tax consequences may apply if those shares are subsequently disposed of. Again, the cost base of the shares of Coach common stock will be equal to the market value of the shares of Sara Lee common stock as at the time the shares are exchanged or if a cash payment was received in lieu of a fractional interest in a share of Coach common stock, the market value of the shares of Sara Lee common stock reasonably attributable to the shares of Coach common stock (which will generally be the market value of the shares of Sara Lee common stock exchanged minus the amount of the cash payment).

SPIN-OFF

There will be no Australian tax consequences if Australian resident stockholders do not accept the exchange offer, unless there is a subsequent spin-off. If there is any subsequent spin-off, the market value of the shares of Coach common stock received by an Australian resident stockholder in the spin-off (or the amount of any payment of cash in lieu of a fractional interest in a share of Coach common stock) will be treated as assessable income of the Australian resident stockholder. This is on the basis that the shares of Coach common stock (or cash payment) will be treated as a dividend for the purposes of Australian tax legislation. Finally, any shares of Coach common stock received as a result of the spin-off will be post-CGT assets and will have a cost base equal to their market value as at the time of the spin-off.

FUTURE DIVIDENDS

The taxation of any dividends received from shares of Coach common stock will be no different to the taxation treatment of dividends from shares of Sara Lee common stock. Specifically, the dividends would need to be included in assessable income, although a foreign tax credit will be available for the amount of any foreign tax paid in respect of those dividends, such as the 15% dividend withholding tax payable in the United States.

CERTAIN DISCLOSURES REQUIRED BY AUSTRALIA'S CORPORATIONS LAW

EXPERTS' CONSENTS

Arthur Andersen LLP has given and not withdrawn its consent to be named in this Prospectus as auditor of Sara Lee Corporation and Coach, Inc. Arthur Andersen LLP has also given and not withdrawn its consent to the issue of this Prospectus with the inclusion of its Report of Public Independent Accountants and extracts from and references to the audited financial statements of Sara Lee Corporation and Coach, Inc. in the form and context in which the Report and statements are included.

Ballard Spahr Andrews & Ingersoll, LLP has consented and not withdrawn its consent to the issue of this Prospectus with the inclusion of references to advice provided by Ballard Spahr Andrews & Ingersoll, LLP in relation to the validity of the shares of Coach common stock offered by Sara Lee Corporation in the form and context in which such references are included.

Skadden, Arps, Slate, Meagher & Flom (Illinios) has consented and not withdrawn its consent to the issue of this Prospectus with the inclusion of references to advice provided by Skadden, Arps, Slate, Meagher & Flom (Illinios) in relation to certain U.S. federal income tax consequences of the exchange offer in the form and context in which such references are included.

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SIGNATURE

This Prospectus is signed on behalf of Sara Lee Corporation.

/s/ Cary D. McMillan
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Cary D. McMillan
Director

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